Exhibit 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement, dated as of May 19, 2000 by and between Compuces, Inc., a Delaware corporation,18 West 18th Street, 10th Floor, New York, New York 10011 (the "Buyer"), and YouNetwork Corporation, a Delaware corporation, 115 W. 23rd Street, New York, New York 10010 (the "Corporation").

                              W I T N E S S E T H:

      WHEREAS, the Corporation desires to sell, assign, transfer and convey, and the Buyer desires to purchase from the Corporation, shares of Common Stock, constituting eighty (80%) percent of the outstanding shares of Class C common stock of the Corporation, on a fully diluted basis, assuming full conversion on the date hereof of all Class A shares, Class B shares, options,warrants and all future equity grants or rights granted under contracts currently in effect (including, by way of example, but not limitation, pursuant to agreements with Success Marketing, Inc., Leasing Technologies, Inc. and Sheffield Resource Network) of the Corporation, as increased from time to time pursuant to the last sentence of Paragraph 2 below ("Shares")upon the express terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereby agree as follows:

      1.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing (as hereinafter defined), the Corporation hereby sells, conveys, assigns, transfers and delivers to the Buyer, and the Buyer will purchase from the Corporation, the Shares, free and clear of all liens, charges, encumbrances, equities, claims and options of whatever nature.

      1.2 Deliveries by Corporation. At or prior to the Closing ( as hereinafter defined), the Corporation will deliver or cause to be delivered to the Buyer the following

            (a) A representation letter from Silverman, Collura and Chernis, P.C. ("SCC") that it will unconditionally deliver a stock certificate(s) prepared for execution representing the Shares, and any other documents prepared for execution that are necessary to transfer to the Buyer good and marketable title to the Shares within seven (7) days of the date hereof, subject to additional issuances which the Corporation shall make to Buyer pursuant to the last sentence of Paragraph 2 below; and

            (b) All other documents, instruments and writings required to be delivered by the Corporation at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

      1.3 Deliveries By Buyer. At or prior to the Closing, the Buyer will deliver or cause to be delivered to the Corporation the following:

            (a) The payment of the Purchase Price provided for in Section 2 hereof; and

            (b) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

      2. Purchase Price.

            (a) In full and final consideration for the Shares, the Corporation shall receive funding by Buyer for the accounts payable of the Corporation as of May 15, 2000 listed on Schedule 2, which in no event for any reason shall exceed $300,000. Additionally, Buyer agrees to: (a) allow ten (10%) percent of the Class C Common Stock to be reserved for a company stock option plan to be adopted by the Board of Directors and (b) except for the options issued pursuant to subparagraph (a) above, the Corporation will not dilute the other Class C stockholders' equity interest after the Closing Date until such time as the Corporation raises at least $300,000 in capital in a private or public financing based upon a $5 million post-money valuation of the Corporation. In the event the Corporation is in breach of any of the representations or warranties contained herein which results in a claim, liability or expense to the Corporation or the Buyer in excess of $75,000 or if the payables actually funded by Buyer exceed $375,000 for any reason whatsoever, the anti-dilution restrictions contained in the previous sentence will be void and have no force and effect, and the Buyer will, in no way, be bound thereby. To the extent the Corporation issues equity securities in connection with the issuances of securities in settlement of claims and agreements relating to matters prior to the date hereof, the Corporation shall issue, and the Buyer shall receive, for no additional consideration, additional shares so that its eighty (80%) percent equity interest in the Corporation is maintained.

            (b) In connection with Schedule 2, the Corporation represents and warrants that: (i) the debt listed thereon to B. Platnik, P.C. represents a debt to George Santacroce under his employment agreement which has been fully released; (ii) the payable to International Computing, LLC ("ICL") is a payable to an affiliate, and will not be a current payable of the Corporation, but booked as a long-term debt to an affiliate repayable in a lump-sum payment of principal and interest at a rate of six (6%) percent on the fifth (5th) anniversary of the date hereof (said long-term debt to be accelerated if the Corporation attains $5,000,000 in cumulative net revenue, or if the Corporation raises more than $3,000,000 of gross proceeds in any one private placement of equity securities within the next two years; provided, however, that to the extent Buyer makes more than $300,000 in payments for payables or other liabilities under this Agreement for any reason or is entitled to be indemnified under Section 8 of this Agreement for any reason whatsoever, Buyer may, without otherwise limiting any claim it may have against the Corporation or third parties, set-off against this long term liability any amounts claimed or paid by the Corporation or Buyer. Conversely, to the extent that the Corporation succeeds in negotiating all of the Corporation's payables listed on Schedule 2 below $300,000 ("Final Payable Amount"), then the amount which is the difference between $300,000 and the Final Payable Amount will be added to the long-term debt


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to ICL; (iii) the debt to SCC was released pursuant to an agreement dated May
18, 2000, except for $2,000 payable in connection with services rendered arising out of, or in connection with, this Agreement; and (iv) to the extent the aggregate payroll liability for any reason exceeds $35,000, any excess liability over $35,000 shall, in all events, be set-off against the long-term liability as described more fully under subparagraph (ii) above.

      3. Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall take place on or about May 19, 2000. The Buyer shall have the right to waive any condition or other agreement contained herein which are to its benefit in order to close this agreement on the designated Closing Date.

      4. Representations and Warranties. The Corporation hereby represents, warrants and covenants to the Buyer as follows:

      4.1 Corporate Organization, Etc. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets as and in the places where such business is now conducted and such properties and assets are now owned, leased or operated. The Corporation is duly qualified and in good standing to do business in the State of New York which is the only jurisdiction in which the failure to be so qualified and in good standing to do business could reasonably be expected to have an adverse effect (an "Adverse Effect") on the business, assets, operations, results of operations, condition (financial or otherwise) or prospects or affairs of the Corporation. The Corporation has delivered to the Buyer true and correct copies of the Corporation's Certificate of Incorporation and By-laws, in each case as in effect on the date hereof (the "Certificate of Incorporation" and "By-laws").

      4.2 Capitalization of the Corporation: Title to Shares The authorized capital stock of the Corporation consists solely of the following classes of Common Stock: Class A Common Stock; Class B Common Stock and Class C Common stock. The Disclosure Schedule sets forth a true and complete list of the holders of shares of the Corporation's Common Stock and the number of shares owned of record and beneficially by each such holder. All of such issued and outstanding shares have been validly issued and are fully paid and non-assessable and except as set forth on the Disclosure Schedule, there are no outstanding (i) securities convertible into or exchangeable for capital stock of the Corporation; (ii) options, warrants, or other rights to purchase or subscribe for capital stock of the Corporation or securities convertible into or exchangeable for capital stock thereof; or (iii) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance of any capital stock of the Corporation, any such convertible or exchangeable securities or any such options, warrants, or rights. There are no shares of stock or other securities of the Corporation reserved for issuance for any purpose. The Corporation is transferring good and marketable title to such Shares free and clear of (i) any and all security interests, liens, pledges, claims of third parties of any nature whatsoever, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security arrangements, contracts, commitments, understandings, or obligations, whether written or oral (collectively, "Encumbrances"); and (ii) any and all other agreements,


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understandings, or restrictions affecting the voting rights and other incidents of record or beneficial ownership pertaining thereto.

      4.3 Authorization, Etc. The Corporation has the full right, power and authority to enter into and perform this Agreement and all other agreements, certificates and documents executed or delivered, or to be executed and delivered, by the Corporation in connection herewith and to carry out the transactions contemplated hereby and thereby. The Corporation's execution, delivery and performance of this Agreement and all other agreements, certificates and documents executed or delivered, or to be executed and delivered, by the Corporation in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action or as otherwise required by law. This Agreement has been duly executed and delivered by the Corporation, and this Agreement and all other agreements and documents executed or delivered by the Corporation in connection herewith are (or when executed and delivered by such the Corporation will be) legal, valid and binding agreements of the Corporation, enforceable in accordance with their respective terms.

      4.4 No Violation. Neither the execution, delivery or performance of this Agreement (or any of the other agreements or documents which have been or will be executed or delivered by The Corporation in connection herewith) nor the consummation of the transactions contemplated hereby (or thereby) nor compliance by the Corporation with any provision hereof or thereof will conflict or result in a breach or violation of any provision of the Certificate of Incorporation or By-Laws or other organizational document of the Corporation or be in conflict with, or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon either the Corporation's or the Corporation's property or assets under any agreement or commitment to which the Corporation or the Corporation is a party or by which either of them may be bound, or to which the Corporation's or the Corporation's property is subject, or violate any statute or law or any judgment, injunction, writ, decree, order, regulation or rule of any domestic or foreign court, governmental authority or administrative agency.

      4.5 Financial Statements; Tax Returns.

            (a) The Balance Sheet dated December 31, 1999 contained in the Form 10-KSB and the 10QSB for the three months ended, March 31, 2000 is the most recent audited financial statement available of the Corporation (the "`99 Balance Sheet"). The Corporation shall provide such additional financial statements and tax returns to the Buyer as the Buyer shall require through the Closing Date. The '99 Balance Sheet and any additional financial statements as attached hereto are herein collectively called the "Financial Statements".

            (b) The Financial Statements are and shall at all times be true, complete and accurate, are in accordance with the books and records of the Corporation,


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fairly present the assets, liabilities and financial condition of the
Corporation, and fairly present the results of operations of the Corporation for the periods referred to therein, in all cases in accordance with generally accepted accounting principles consistently applied, except as indicated therein, and subject to changes resulting from normal year-end audit adjustments, which adjustments shall not in any event result in a material adverse change.

            (c) Except as set forth on the Disclosure Schedule or as otherwise contemplated by this Agreement, since December 31, 1999, the Corporation 's business has been operated in the ordinary course and consistent with past practice and there has not been any material adverse change in or to the business or the assets of the Corporation, except for the current need for immediate funding

      4.6 No Undisclosed Liabilities, Etc. Except as set forth on Schedule 2, the Corporation has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise, known or unknown) which were not fully disclosed or reserved against on the '99 Balance Sheet and the reserves reflected in the '99 Balance Sheet are adequate, appropriate and reasonable in accordance with generally accepted accounting principles consistently applied. There were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March, 1975 ("FAS No. 5")) which were not adequately provided for on the 99 Balance Sheet, as required by FAS No. 5.

      4.7 Interim Operations. Between the date hereof and the Closing Date, the Corporation shall not have suffered any adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), business, earnings, operations or prospects.

      4.8 Title to Properties; Encumbrances.

            (a) The Corporation has and will have at the Closing, good, valid and marketable title to all of its assets, all of which are set forth in the Disclosure Schedule.

            (b) Except as set forth on Disclosure Schedule, all properties and assets of the Corporation are free and clear of all title defects or objections, security interests, judgments, restrictions, prior assignments, or other encumbrances of any nature whatsoever, including without limitation, any liens, pledges, leases, escrows, security or other deposits, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, except for liens for current taxes not yet due and payable, and (ii) all work required to be done by the Corporation as tenant of any real property has been duly performed.

            (c) The rights, properties and other assets presently owned, leased or licensed by Corporation include all rights, properties and other assets necessary to conduct the Corporation's business after the Closing in the same manner as its business has been and is now being conducted.


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

      4.9 Equipment and Operations.

            (a) The equipment of the Corporation is structurally sound with no material defects and is in good operating condition and repair.

            (b) The Corporation has received no notification that it is in violation of any applicable building, zoning, environmental, health and safety or other law, ordinance or regulation in respect of its assets or its operations and no such violation exists.

      4.10 Leases. The Disclosure Schedule sets forth a true, complete and accurate list of all leases, subleases, conditional sales agreements or other title retention agreements (collectively, the "Leases" and individually, a "Lease") to which the Corporation is a party or by which the Corporation or its assets are bound. All Leases are valid, binding and enforceable in accordance with their respective terms, and are in full force and effect; there are no existing defaults thereunder and there exists no event or condition which (whether with or without notice, lapse of time or both, or the happening of any other event) would constitute a default thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any lien, claim or encumbrance on any of the assets or properties of the Corporation. All Leases
(i) are free and clear of all encumbrances and (ii) are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, easements (recorded or unrecorded), reservations or limitations of any nature whatsoever. The Corporation does not own any real property. All amounts payable under the Leases have been paid by the Corporation for the period through and including the date hereof. Except as set forth on the Disclosure Schedule, to the best knowledge of the Corporation, all improvements on the leased premises conform in all material respects to applicable federal, state, local and foreign laws and regulations (including applicable environmental and occupational safety and health laws and regulations) and zoning and building ordinances, and the properties are zoned for the various purposes for which the leased premises are presently being used. Except as set forth on the Disclosure Schedule, there are no agreements, written or oral, to which the Corporation is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the leased property.

      4.11 Taxes.

            (a) The Corporation has duly and properly filed, or will file when due, all federal, state, local and other tax reports and returns required to be filed by it and such reports and returns were, or when filed will be, true, correct and complete. The Corporation has duly paid all taxes, interest, penalties and other charges due from it to any federal, state, local or foreign taxing authority (including, without limitation, those due in respect of properties, income or payrolls). Any reserves for taxes reflected on the Financial Statements are adequate; and there are no tax liens upon any of the assets or property of the Corporation except liens for current taxes not yet due. The Corporation has made all required declarations of estimated federal, state or local income taxes and has paid all taxes as shown on such declarations. There are no facts which exist or have existed which would constitute grounds for the assessment of any tax liability and neither the Internal Revenue Service nor any other taxing authority is now asserting against the Corporation any deficiency or claim for additional taxes or interest thereon, or penalties in connection therewith, nor are there or have there been any such discussions with respect thereto. All taxes and other


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assessments and levies required to be withheld by the Corporation from or on behalf of employees for income, social security and unemployment insurance taxes have been collected or withheld and either paid to the appropriate governmental agency or set aside and held in accounts for such purpose.

      4.12 Specific Contracts and Commitments.

            (a) Except as set forth on the Disclosure Schedule, the Corporation has no outstanding contracts, agreements or arrangements providing for the payment of any bonus or commission based on sales or earnings;

            (b) Except as set forth on the Disclosure Schedule, the Corporation has no (i) employment, consulting or bonus agreement, (ii) non-competition agreement, or (iii) other agreement, that contains any severance or termination pay liabilities or obligations;

            (c) The Corporation has no collective bargaining, or union contracts or agreements;

            (d) The Corporation has no powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity;

            (e) The Corporation is not a party to any partnership or joint venture.

      4.13 Agreements, Etc. The Disclosure Schedule sets forth a true and complete list and brief description of all written or oral contracts, licenses, leases, agreements, commitments, purchase orders, sales orders, and other agreements to which the Corporation is a party. Except as set forth on the Disclosure Schedule, the Corporation has in all material respects performed all the obligations required to be performed by the Corporation to date and is not in default nor has the Corporation been alleged to be in default, under any agreement, lease, contract, commitment, instrument or obligation, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by it of any of the foregoing and which would adversely affect the Corporation or its assets. The Corporation has furnished to the Buyer true and correct copies of all documents set forth on the Disclosure Schedule. All contracts, agreements, plans, leases, policies, and licenses of the Corporation are valid and in full force and effect, will continue to be so on the same terms and conditions immediately after the Closing without the need for any consent or other action on the part of any party thereto or the Buyer, and true and complete copies thereof, including all amendments thereto, have been heretofore delivered or will be delivered to the Buyer before Closing.

      4.14 Insurance. The Disclosure Schedule sets forth a true, complete and accurate list of all policies of life, fire, theft, business interruption, employee fidelity, liability, workers' compensation and other forms of insurance of any kind or nature, owned, paid for, or held by or on behalf of the Corporation, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. True and complete copies of all such


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policies shall be delivered to the Buyer. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been or will be paid when and as due, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Corporation is a party, are valid, outstanding and enforceable policies, and provide adequate insurance coverage for the assets and operations of the Corporation.

      4.15 Labor Relations; Employees. Except as set forth in the Disclosure Schedule, (A) the Corporation is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (B) upon termination of the employment of any such employees, the Corporation will not, by reason of anything done prior to the Closing, be liable to any of such employees for so-called "severance pay" or any other payments, (C) the Corporation is in compliance in all material respects with all material Federal, state, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours and any related laws which would result in personal liability to stockholders , (D) no employee of the Corporation has notified the Corporation that such employee will terminate his or her employment or engagement with the Corporation. No employee of the Corporation is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee with the Corporation or any other party because of the nature of the business conducted or proposed to be conducted by the Corporation. Except as set forth in the Disclosure Schedule, there are no rights which relate to bonuses, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, stock appreciation, other forms of incentive compensation, excess benefit, supplemental pension insurance (including any self-insured arrangements), workers' compensation, disability, supplemental unemployment, vacation benefits, medical or post-retirement insurance, compensation or benefit, welfare or any other employee benefit plans, arrangements or practices, whether written or oral (each an "Employee Benefit Plan"), applicable to employees or former employees of the Corporation or for which the Corporation has any liability.

      4.16 Litigation, Judgments, Decrees, Etc. There has not been to the date hereof, nor is there or will there be, any claim, action, suit, inquiry, proceeding, investigation, attachment, replevin or execution of any kind or nature whatsoever (including, but not limited to, products liability), by or before any domestic or foreign court or governmental or other regulatory or administrative agency or commission or tribunal pending or threatened against or involving the Corporation or its assets (including without limitation any bankruptcy or insolvency proceeding), or which could question or challenge the validity of this Agreement or any action taken or to be taken by The Corporation pursuant to this Agreement or in connection with the transactions contemplated hereby; and, except for the matters disclosed to the Buyer in writing, there is no valid basis for any such action, suit, inquiry, proceeding, investigation, attachment, replevin or execution. The Corporation is not subject to any judgment, order, decree or legal requirement which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

      4.17 Consents and Approvals of Governmental Authorities and Others. No


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consent, permit, approval or authorization of, or declaration, filing or registration with, or the giving of notice to, any domestic or foreign governmental or regulatory authority or any other person or entity is required in connection with the execution, delivery and performance by the Corporation of this Agreement or the consummation by the Corporation of the transactions contemplated hereby.

      4.18 Brokers and Finders. No person has been authorized by the Corporation, or by anyone acting on behalf of the Corporation to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against the Buyer or the Corporation for any broker's or finder's fee or commission or similar type of compensation.

      4.19 Disclosure. No representation, warranty, covenant or agreement by the Corporation in this Agreement and no statement contained in any document, including without limitation, financial statements, certificates, or other writing furnished or to be furnished to The Buyer or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. All copies of contracts, agreements and other documents delivered to the Buyer or any of its representatives pursuant hereto are true, complete and accurate and reflect the complete understanding between the parties thereto.

      4.20 Compliance with Law; Necessary Authorizations.

            (a) The Corporation has, in all respects, duly complied and is presently in all respects duly complying, in respect of its business, operations and properties, with all applicable laws, rules, regulations, orders, building and other codes, zoning and other ordinances, permits, licenses, authorizations and decrees of all federal, state, local foreign or other governmental or quasi-governmental authorities.

            (b) The Corporation has duly obtained all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of its business; each of the foregoing is in full force and effect; there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or modification thereof; and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

      4.21 Equity Investments. The Corporation does not currently have subsidiaries, nor has the Corporation owned, nor does the Corporation currently own, any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, limited liability company or other entity.

      4.22 Related Transactions. Except as set forth in the Disclosure Schedule:

            (a) no current director, officer, stockholder, unitholder or affiliate of the Corporation or any associate thereof is now a party to any transaction with the Corporation (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or borrowing money from,


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or otherwise requiring payments to, any such director, officer or affiliated stockholder of the Corporation or associate thereof, other than compensation as employees in the ordinary course of business), or

            (b) no current officer or director of the Corporation is now the direct or indirect owner of an interest in any corporation, firm, association or business organization which is a present competitor, supplier or customer of the Corporation (other than less than 5% non-affiliated holdings in publicly-held companies), nor does any such person receive income from any source other than the Corporation which relates to the business of, or should properly accrue to, the Corporation.

      4.23 Accounts and Notes Receivable. All the accounts receivable and notes receivable owing to the Corporation as of the date hereof constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, have been collected and are currently being collected by the Corporation in the ordinary course of business consistent with past practice, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. Except as set forth on the Disclosure Schedule, as of the date hereof, there is (i) no account debtor or note debtor delinquent in its payment by more than 90 days, (ii) no account debtor or note debtor that has refused or threatened to refuse to pay its obligations for any reason, (iii) to the best knowledge of the Corporation, no account debtor or note debtor that is insolvent or bankrupt and (iv) no account receivable or note receivable pledged to any third party by the Corporation.

      4.24 Accounts and Notes Payable. Except as set forth in the Disclosure Schedule, all accounts payable and notes payable by the Corporation to third parties as of the date hereof arose, and as of the Closing will have arisen, in the ordinary course of business, have been paid and are currently being paid by the Corporation in the ordinary course of business consistent with past practice, and, except as set forth on the Disclosure Schedule, there is no such account payable or note payable delinquent in its payment, except those contested in good faith and already disclosed on the Disclosure Schedule.

      4.25 Intellectual Property Rights.

            (a) Except as set forth on the Disclosure Schedule:

                  (i) the Corporation owns, free and clear of all liens and encumbrances of any kind or nature, possesses, has the exclusive right to use, sell, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) and dispose of, has the right to bring actions for the infringement of, or where necessary, has made timely and proper application for, all Intellectual Property Rights (as hereinafter defined) that are used in the Corporation's business as currently conducted and as proposed to be conducted assuming the Corporation's business is conducted in the future as it is currently being conducted (collectively, the "Requisite Rights"), and such rights to use, sell, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise), dispose of and bring actions are exclusive with respect to Requisite Rights developed by the Corporation (which rights are identified on the Disclosure Schedule) and to the best knowledge of the Corporation are sufficient for the conduct of the Corporation's business in the case of all other Requisite Rights;


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                  (ii) the execution, delivery and performance of this
Agreement, and the consummation of the other transactions contemplated hereby, will not breach, violate or conflict with any instrument or agreement governing any Requisite Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Requisite Right or in any way impair the right of the Corporation to use, sell, license (or sublicense), transmit, broadcast, deliver (electronically or otherwise) or dispose of or to bring any action for the infringement of, any Requisite Right or portion thereof;

                  (iii) no royalties, honorariums or fees are payable by the Corporation to other persons by reason of the ownership, use, sale, license (or sublicense), transmission, broadcast, delivery (electronically or otherwise) or disposition of the Requisite Rights other than the sales commissions paid in the ordinary course of business;

                  (iv) neither the manufacture, marketing, license, sale, transmission, broadcast, delivery (electronically or otherwise) or use of any product or service currently or currently proposed to be licensed, sold, marketed, transmitted, broadcast, delivered (electronically or otherwise) or used by the Corporation or currently under development by the Corporation, violates any license or agreement of the Corporation with any third party or infringes any common law or statutory rights of any other party, including, without limitation, rights relating to defamation, contractual rights, Intellectual Property Rights and rights of privacy or publicity; nor is any third party infringing upon, or violating any license or agreement with the Corporation relating to, any Requisite Right; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license, transmit, broadcast, deliver (electronically or otherwise) or dispose of any Requisite Right, nor is there a basis for any such claim, nor has the Corporation received any notice asserting that any Requisite Right or the proposed use, manufacture, sale, license, transmission, broadcast, delivery (electronically or otherwise) or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion;

                  (v) all officers and employees of the Corporation, and all independent contractors and consultants to the Corporation who have had access to confidential and proprietary information of or to the Corporation, have executed and delivered to and in favor of the Corporation an agreement regarding the protection of confidential and proprietary information and the assignment to the Corporation of all Intellectual Property Rights arising from the services performed for the Corporation by such persons (collectively, the "Confidentiality Agreements"). The Corporation has made commercially reasonable efforts to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Requisite Rights; and

                  (vi) the Corporation has not sent to any third party nor otherwise communicated to another person any notice, charge, claim or other assertion of, or has any knowledge of, present, impending or threatened infringement by, or misappropriation of any Intellectual Property Right of the Corporation by such other person or any acts of unfair competition by such other person.

            (b) The Disclosure Schedule sets forth (A) all actions taken and all applications and filings made pursuant to applicable Federal, state, local and foreign laws by the Corporation to perfect or protect its interest in the Requisite Rights; (B) all actions the

Corporation requires to be taken by the employees of the Corporation to assign or otherwise transfer to the Corporation all of their respective right, title and interest in and to any Intellectual Property Rights owned by them which is necessary, appropriate or desirable for the conduct of the Corporation's business as presently conducted and as proposed to be conducted; (C) the name of all persons (whether or not employed by the Corporation) known to the Corporation to whom any proprietary and confidential source code (other than source code that is ordinarily freely accessible to the public over the internet) comprising Requisite Rights has been disclosed and (D) all of the Corporation's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights and copyright applications.

            (c) As used herein, the term "Intellectual Property Rights" shall mean all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, databases, computer programs and other computer software (including, but not limited to, the Software, as hereinafter defined), user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

      4.26 Software Rights.

            (a) The Disclosure Schedule sets forth a true and complete list and description of all software systems and applications (A) designed or developed by employees of the Corporation within the scope of their employment with the Corporation or otherwise on behalf of the Corporation or by consultants or independent contractors on the Corporation's behalf or otherwise within the scope of their engagement and that have a fair market value of at least $1,000 (the "Owned Software") or (B) licensed by the Corporation from any third party (the "Licensed Software"), in each case that is manufactured or used by the Corporation in the operation of its business or marketed, licensed or sold or proposed to be marketed, licensed or sold by the Corporation to third parties (collectively, the "Software") and, in the case of Licensed Software, the Disclosure Schedule identifies each license agreement with respect thereto.

            (b) All of the Owned Software is original. The Corporation owns the Owned Software free and clear of encumbrances (other than valid third party patent rights of which the Corporation is unaware) and has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Owned Software other than licenses granted in the ordinary course of business as disclosed on the Disclosure Schedule.

            (c) The Licensed Software is validly held and used by the Corporation and is currently, and will be, fully utilizable pursuant to the applicable license agreement with respect thereto without the consent of or notice to any third party. All of the Corporation's computer hardware has validly licensed software installed therein.

            (d) The Corporation has not knowingly altered its data, or any Software or supporting software that may in turn damage the integrity of the data, whether stored in electronic, optical or magnetic or other form. The Software does not contain any viruses (the Corporation having installed in each of its computers standard virus checkers to identify the same).

      4.27 Bank Accounts. The Disclosure Schedule sets forth: (i) the names and addresses of all banks and other financial institutions at which the Corporation maintains safe deposit boxes or accounts of any nature; (ii) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto; and (iii) account or other identifying numbers relating thereto.

      4.28 Directors, Officers and Employees.

      The Disclosure Schedule sets forth an accurate and complete list:

            (a) the names and current salaries of the Corporation's directors, officers, and key managerial employees;

            (b) the names and wage rates for its non-salaried and non-executive salaried employees, by classification; and

            (c) the customary increases on a periodic basis in the compensation of each of the foregoing or any increases required by any arrangement or understanding with each of the foregoing.

      4.29 Customers and Suppliers.

      The Disclosure Schedule sets forth:

            (a) an accurate and complete list of the five largest customers of the Corporation and the total sales in dollars to each such customer during the previous three (3) year period; and

            (b) an accurate and complete list of the five largest suppliers of the Corporation and the total purchases in dollars by the Corporation during the previous three (3) year period.

            (c) except to the extent set forth in the Disclosure Schedule, there has not been any adverse change and there are no facts known to the Corporation which indicates that any adverse change is reasonably foreseeable in the business relationship of the Corporation with any customer or supplier named in the Disclosure Schedule. Except for the customers and suppliers named in the Disclosure Schedule, the Corporation has not had any customer which accounted for more than five (5%) percent of its sales for (i) its fiscal year ending December 31, 1998; or (ii) the fiscal year ending December 31, 1999, or any supplier from whom it purchased more than five (5%) percent of the goods and services which it purchased during each such period.

      4.30 Filings. The Corporation has timely filed with the United States Securities and Exchange Commission (the "SEC") all filings required by the Securities Act of 1933, as amended (the "Act"), and/or the rules and regulations promulgated under the Act; and all such filings are materially correct in all respects. No notification or reporting requirements to the SEC are required relating to this Agreement or the transactions contemplated hereby.

      5. Representations and Warranties of the Buyer. The Buyer hereby represents, warrants and covenants to the Corporation as follows:

      5.1 Corporate Organization, Etc. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      5.2 Authorization, Etc. The Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Buyer has taken all action required by law or otherwise to be taken by the Buyer to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding Agreement of the Buyer enforceable in accordance with its terms.

      5.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Incorporation or By-Laws of the Buyer, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which the Buyer is a party or by which the Buyer is bound, or violate any statute or law or any judgement, decree, or order, regulation or rule of any court or governmental authority.

      6. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the appropriate parties will take all such necessary action, including without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party or parties for such purposes or otherwise to complete or perfect the transactions contemplated hereby.

      7. Additional Conditions to Purchase by Buyer. Each and every obligation of the Buyer under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Buyer:

      7.1 Performance. The Corporation shall have performed, fulfilled and complied with all agreements, obligations and conditions required by this Agreement to be performed, fulfilled or complied with by it on or prior to the Closing.

      7.2 No Proceeding, Litigation, Injunction, Etc. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall have been instituted or threatened which arises out of or relates to this Agreement or the transactions contemplated hereby or seeks to obtain damages in respect thereof, and, on the date of the Closing, there shall be no effective permanent or preliminary injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein not be consummated as so provided.

      7.3 Consents. The Corporation shall have delivered to the Buyer all licenses, consents, permits, approvals, authorizations, qualifications, orders and waivers of all governmental entities and third parties (collectively, "Consents") required to consummate the transactions contemplated hereunder or required by law or by administrative interpretation to fully operate the business and affairs of the Corporation.

      7.4 Investigations, Etc. Neither any investigation of the Corporation by the Buyer nor any other document delivered to the Buyer after the date of this Agreement as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole discretion of the Buyer, reflect in an adverse way upon the business, financial condition, assets, licensing, liabilities, (absolute, accrued, contingent or otherwise), working capital, reserves, operations or prospects of the Corporation after the Closing.

      7.5 Additional Documents, Etc. The Corporation shall have delivered to the Buyer such other documents, instruments and certificates as shall be requested by the Buyer or the Buyer's counsel for the purpose of effecting the transactions provided for and contemplated by this Agreement.

      7.6 Post-Closing Requirements. The law firm of SCC shall, within seven (7) days of the date hereof, provide Buyer a final capitalization table, list of stockholders, stockholder information, and any other information in its possession reasonably requested by Buyer.

      8. Survival of Representations andWarranties; Indemnification:

      8.1 Survival of Representations and Warranties. Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations and warranties of the Corporation contained in this Agreement shall survive the Closing Date until a date (the "General Survival Date") which shall be the sixth (6th) anniversary of the Closing.

      8.2 Statements as Representations and Warranties. All statements contained herein, in the Disclosure Schedule, or in any other schedule, certificate, list or other document delivered or to be delivered pursuant to this Agreement shall be deemed representations and warranties as such terms are used in this Agreement and any misstatement or omission in any representation or warranty shall be deemed a breach of such representation or warranty hereunder and in the event of any such breach, the Buyer shall be entitled to indemnification in the manner and to the extent set forth in this Article 8.

      8.3 Indemnification by Corporation. The Corporation agrees to indemnify, defend and hold harmless The Buyer and any parent, subsidiary or affiliate hereof and all directors, officers, employees and representatives of The Buyer, at any time after the Closing until the General Survival Date (except that such indemnification obligations shall continue beyond the General Survival Date if a notice of claim for indemnification shall be delivered to the Corporation prior thereto, in which case such indemnification obligations shall continue until the claim as to which such notice has been given is resolved and any applicable indemnification obligations have been satisfied), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses") asserted against, resulting to, imposed upon or incurred by the Buyer or any member thereof, directly or indirectly, arising out of or in connection with:

            (a) the inaccuracy of any of the representations, warranties, covenants or agreements of the Corporation made in or pursuant to this Agreement; and

            (b) the breach or alleged breach of any warranty or representation of the Corporation of any covenant, obligation, condition or agreement of the Corporation to be performed, fulfilled or complied with by the Corporation in or pursuant to this Agreement; and

            (c) any brokers or finders fees and expenses. Any claim for indemnification may be used as a setoff against any monies owed to the Corporation until such claim is finally resolved.

      9. Miscellaneous Provisions:

      9.1 Amendment and Modification. This Agreement may be amended, modified and supplemented by the parties hereto only by written instrument signed by or on behalf of each of the parties hereto by their duly authorized officers or representatives.

      9.2 Waiver of Compliance. Any failure of the Corporation, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party hereto but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      9.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts, and shall pay all other expenses incurred by each of them incident to the negotiation, preparation, execution and consummation of this Agreement.

      9.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or on the third day after being mailed by certified or registered mail, to the addresses set forth at the heading of this Agreement.

      9.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns. This Agreement is not assignable by either party without the consent of the other party.

      9.6 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements or understandings between the parties with respect hereto. The Disclosure Schedule, any exhibits and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references herein to the terms "this Agreement", "hereunder", "herein", "hereby" or "hereto" shall be deemed to refer to this Agreement and to all such writings. Any breach of covenant, misrepresentation or default under any provision of any such writings shall for all purposes constitute a breach of covenant, misrepresentation or default under this Agreement.

      9.7 Third Parties. Except as specifically set forth above or referred to herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

      9.8 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without affecting the enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      9.9 Noncircumvention. The parties hereto agree not to directly or indirectly circumvent the purposes of this agreement which is for the Buyer to acquire the Shares in the most effective manner possible.

      9.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                          COMPUCES, INC.

                          By:   /s/ Henry Kauftheil
                             --------------------------------------------
                                 Henry Kauftheil, Chairman

                          YOUNETWORK CORPORATION

                          By:  /s/ Don S. Senerath
                             --------------------------------------------
                                   Don S. Senerath,  Officer and Director


                                   As to paragraph 2(b)(ii):

                                   INTERNATIONAL COMPUTING, LLC

                                   By:  /s/ Don S. Senerath
                                      -----------------------------------
                                   Don S. Senerath, Authorized Signatory


As to Paragraphs 1.2, 2(b)(iii) and 7.6:

SILVERMAN, COLLURA AND CHERNIS, P.C.

By:   /s/ Peter Silverman
   ---------------------------------
      Peter Silverman, Partner